Exhibit 10.1

ADMINISTRATIVE SERVICES AGREEMENT

This Administrative Services Agreement (the “Agreement”) is effective as of the __day of ____, 20__ (the “Effective Date”) by and between EPGI/FIRECREEK INC, a Nevada corporation (the “Client”), and STRATEGIC PARTNERS LLC. a Georgia limited liability company (“SPC”).

Factual Background

A.           The Client is an existing business which recently underwent a fundamental change by way of triangular reverse merger with M3 Lighting, Inc. a Georgia corporation.

B.           The Client believes that it may be more efficient to “outsource” certain administrative, management and technology support related functions, thereby providing the Client with access to higher quality and more sophisticated level of support at a lower cost because of the ability to “share” the cost with other customers of the “outsource” provider.  Of course, the Client, desiring to be a stand-alone business, will retain other administrative and management functions “in-house” where it is necessary for the “core business” and is more cost effective or is otherwise more desirable.

NOW, THEREFORE, the parties hereto agree as follows:

1. Management and Technology Services.

(a)  Engagement.  The Client hereby engages SPC to provide the following services:

(i)    Financial and Accounting Matters.  SPC shall maintain Client’s general ledger, accounts receivable and accounts payable records, and fixed asset records and provide billing and collection services.  SPC shall also prepare or cause to be prepared Client’s federal, state and local tax returns, and financial statements.  SPC shall also provide, or cause to be provided, to Client payroll services, including assistance with regulatory compliance matters.  SPC shall maintain all past accounting, tax and payroll records until such time as such records shall be disposed of in accordance with applicable legal requirements and SPC’s normal record disposal policies.

(ii)    Insurance Matters.  SPC shall provide or cause to be provided to Client insurance with the coverage, insurers, and maximum deductibles shall be determined by the parties.  All such insurance policies shall add Client as an additional named insured and such insurers shall be required to provide Client with no less than 5 days prior written notice of any change or cancellation of any such insurance.  In the event of any such potential change which may have a materially adverse affect on the Client, or in the event of potential cancellation, Client shall be entitled to secure replacement insurance at its own cost. All such insurance shall be at Client’s sole cost and expense. Subscription to such insurance shall be at the option of the client.

(iii)    Employee Benefits Matters.  SPC shall provide or cause to be provided administrative services necessary to the provision and maintenance of customary employee benefits, including without limitation the Client’s 401(k) Plan, medical, dental, vision, and life insurance programs, and stock option plan, and to the extent feasible, will permit the employees of the Client to participate in SPC’s 401(k), insurance and stock option plans. All such insurance shall be at Client’s sole cost and expense.

(iv)    Legal Services.  SPC shall provide Client with all legal services reasonably requested by Client which SPC in-house counsel currently provides to SPC in the ordinary course of business.

(v)    Management Consulting and Other Services Provided by SPC.  SPC shall provide and perform such other management consulting services, as shall be requested by the Client and agreed upon between the Client and SPC, from time to time as agreed.

(b)  Compensation.  For services described in subsections above (the “Administrative Services”), SPC shall be compensated at a minimum annual rate of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Base Rate”) payable in monthly installments commencing on the date of the closing of the EPGI/Firecreek/M3 merger, with such commencement being made effective based on closure of an acquisition by M3 of size and substance to facilitate the base rate herein. The Base Rate shall increase proportionally to increases in revenues, whether by acquisition or by internal growth. The Base Rate increase will be reviewed with the Client, and agreed to prior to any increase taking affect.

2.  Term.  The term of this Agreement shall be ten (10) years from the date hereof, provided that the term shall thereafter automatically renew from time to time for successive, additional ten-year terms unless either party shall provide the other party with a written notice of termination at least six (6) months prior to the termination date (including any termination date as a result of any renewal period).

3.  Billing. SPC shall bill the Client, on a monthly basis, a fee reflecting compensation due for services rendered in the preceding month calculated as provided for in this Agreement.  The bill shall be due and payable upon receipt.

4.  Separate Identity of Client.  The Client desires to remain at all times a separate company.  Toward that end, all business records, reports and files prepared or maintained by SPC for the Client shall remain the sole and exclusive property and records of the Client and the Client shall be entitled to their return at any time upon request.  Moreover, all of the Client’s funds, accounts receivable or other property shall at all times be clearly and distinctly maintained as the Client’s separate and distinct property and shall not be combined or commingled with the property of SPC.  Moreover, SPC shall have no authority hereunder to enter into contracts on behalf of, or otherwise legally bind, the Client.  Although SPC shall make recommendations to the Client hereunder, all decisions whether to accept or reject the advice of SPC are up to the Client’s total discretion.

5.  Confidentiality.  The parties agree, both during the Term of this Agreement and for a period of two years after termination of this Agreement, but in no event less than ten (10) years from the Effective Date, to hold each other’s Proprietary or Confidential Information in strict confidence.  The parties agree not to make each other’s Proprietary or Confidential Information available in any form to any third party or to use each other’s Proprietary or Confidential Information for any purpose, other than the implementation of and as specified in this Agreement and other than use by Client in its business.  Each party agrees to take all reasonable steps to ensure that Proprietary or Confidential Information of either party is not disclosed or distributed by its employees, agents or consultants in violation of the provisions of this Agreement.  Each party’s Proprietary or Confidential Information shall remain the sole and exclusive property of that party. Each party expressly agrees to include, maintain, reproduce and perpetuate all notices or markings on all copies of all tangible media comprising each party’s Proprietary or Confidential Information in the manner in which such notices or markings appear on such tangible media or in the manner in which either party may reasonably request.  The provisions of this Section 5 shall survive termination or expiration of this Agreement for any reason.  For the purposes of this section, “Proprietary or Confidential Information” shall mean knowledge and information not generally known in the industry which provides a competitive advantage, including, without limitation, research and development programs, formulas, know-how, forecasts, sales and marketing methods, financing sources, customer and mailing lists, customer usages and requirements, financial information and all other confidential information, trade secrets and data.  Neither party shall have any obligation with respect to Proprietary or Confidential Information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of a receiving party; (ii) was rightly received by the receiving party from a third party after the date hereof, (iv) is independently developed by the receiving party without reference to information derived from the other party; and (v) subject to disclosure under court order or other lawful process.

6.  Termination.

(a)  By Client.  The Client may terminate this Agreement immediately upon delivery of written notice to SPC.  In addition, the Client, from time to time, may expand or reduce the scope of services provided by SPC.  For example, as illustration, Client may determine that the number of employees at Client has increased to the level where human resource management should now be handled “in-house” rather than by SPC.  The parties recognize that this will be a flexible and evolving relationship.  If SPC shall incur any expenses in connection with and resulting from the Client’s expansion, reduction, or termination of any specific services or provision of technology hereunder, Client shall reimburse SPC for such costs or expenses promptly upon receipt of an itemized account thereof.

(b)  Notwithstanding Termination by Client as provided in Section 6(a), unless Client terminates this Agreement for Cause as hereinafter defined, Client agrees to pay SPC the Base Rate of Compensation then in effect through the end of the Term. For the purposes of this Section, “Cause” shall mean the failure of SPC to take commercially reasonable steps to substantially cure a material breach of its obligations under this Agreement (“Breach”) within 60 days after delivery of written notice by Client to SPC (“Cure Notice”), or such longer period as provided in Section 6(b)(i) (the “Cure Period”). The Cure Notice shall specify in detail the nature of the Breach, such acts or actions Client reasonably believes are necessary to substantially cure the Breach, and an undertaking by Client to provide reasonable assistance and cooperation to SPC in connection therewith.

(i)       If the Breach is not capable of cure within 60 days, Cause shall not exist if SPC has [a] taken commercially reasonable steps to commence a cure within 60 days of delivery of the Cure Notice and [b] substantially completed the cure within 120 days.

(ii)       The Cure Period shall be extended for one day for each day that any invoice of SPC for Services rendered hereunder remains unpaid

(c)  By SPC.  SPC may terminate the agreement upon not less than 90 days written notice in the event that the Client has failed to pay any outstanding invoice on the date due or within 30 days thereafter.

7.  Independent Contractor Relationship.  It is acknowledged and agreed that SPC’s relationship with the Client is at all times hereunder an independent contractor.  The Client shall have no authority over SPC’s internal business affairs and decisions.  SPC shall have no authority to act on behalf of, or legally bind the Client, and SPC shall not hold itself out as having any such authority.  This Agreement shall not be construed as creating a partnership or joint venture.

8.  Limitation of Liability and Disclaimer of Warranties.

(a)  SPC hereby warrants and represents that:  SPC will provide the services requested pursuant to this Agreement in a workmanlike and professional manner.  THE SERVICES TO BE PROVIDED OR PERFORMED HEREUNDER ARE PROVIDED WITHOUT WARRANTY OF ANY KIND AS TO RESULTS. IN NO EVENT SHALL SPC OR ANY OF ITS OFFICERS, DIRECTORS, OR AGENTS BE LIABLE TO CLIENT OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, BUSINESS INTERRUPTION ARISING OUT OF OR CONNECTED IN ANY WAY WITH SPC’S PERFORMANCE UNDER THIS AGREEMENT EVEN IF SPC HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.  Client Indemnity.

Client shall indemnify and hold SPC harmless against any and all liabilities, losses, damages, judgments, claims, causes of action, and costs (including attorneys fees and disbursements) which SPC may hereafter incur, suffer, or be required to pay, defend, settle, or satisfy as a result of third party claims against SPC based on or arising out of the discharge of its responsibilities hereunder

10.  Miscellaneous.

(a)  Force Majeure.  Neither party shall be in default of this Agreement or liable to the other party for any delay or default in performance where occasioned by any cause of any kind or extent beyond its control, including but not limited to, armed conflict or economic dislocation resulting therefrom; embargoes; shortages or labor, raw materials, production facilities or transportation; labor difficulties; civil disorders of any kind; action of any civil or military authorities (including priorities and allocations); fires; floods; telecommunications failures; Internet slow-downs; and accidents.  The dates on which the obligations of a party are to be fulfilled shall be extended for a period equal to the time lost by reason of any delay arising directly or indirectly from:

(i)  Any of the foregoing causes; or

(ii)  Inability of that party, as a result of causes beyond its reasonable control, to obtain instruction or information from the other party in time to perform its obligations by such dates.

(b)  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof is held by a court of competent jurisdiction to be prohibited or invalid, such prohibition or invalidity shall not affect the remaining provisions of this Agreement.  In the event a court of competent jurisdiction shall determine and hold that the covenants contained herein are invalid or unenforceable for any reason, the parties hereby request that such court reform the provisions hereof in a manner to cause the covenants contained herein to be enforceable as closely as possible to the way in which originally written.

(c)  Seperation. This Agreement will not apply to or bind in any way any a saleor spin off or other disposal of any subsidiary or other entity of the Company.

(d)  Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which shall together constitute but a single instrument.

(e)  Further Assurances.  The parties hereby agree to execute such other documents and perform such other acts as may be reasonably necessary or desirable to carry out the purposes of this Agreement.

(f)  Notices.  Any and all notices provided for herein shall be in writing and shall be considered as properly given if delivered to the party or sent by registered or certified mail, postage prepaid, to the parties hereto at the addresses set out below opposite their names or such other address or to the attention of such other person as the party shall have specified by prior written notice.  Any notice under this Agreement shall be deemed to have been given (a) if delivered in person, when so delivered or refused; (b) if sent by facsimile or overnight courier, one (1) business day following transmission or delivery to courier (as the case may be; or (c) if by registered or certified mail, three (3) days following deposit in the U. S. Mail.

If to the Client:

If to SPC:
Copies of all Notices to:

(g)  Binding Effect.  This Agreement shall bind and inure to the benefit of the parties, and their respective successors, heirs and assigns.

(h)  Governing Law.  This Agreement and the obligations of the parties hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia.

(i)  Attorneys’ Fees and Costs.  If either party brings suit or arbitration against the other to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, including attorneys’ fees, from the other party as part of any judgment or award.

(j)  Assignment.  This Agreement shall not be assignable in whole or in part by SPC or Client without the other party’s prior written consent, and any attempted assignment without such consent shall be void, provided that Client may assign this Agreement to any person acquiring all or substantially all of its assets without obtaining such consent.

(k)  Survival.  The provisions of this Agreement which by their terms survive the termination of this Agreement to the extent set forth in such provisions.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date first above written.

EPGI/FIRECREEK INC

By:
, President and Chief Operating Officer

STRATEGIC PARTNERS LLC

By:
, President and Chief Executive Officer